Exhibit 10.3

NOTICE OF AWARD OF PERFORMANCE SHARE

UNITS AND PERFORMANCE SHARE UNIT

AGREEMENT

Pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), you (the “executive”) have been awarded Performance Share Units (“PSUs”), which constitute the right to receive, if earned pursuant to the terms, the cash equivalent of a specified number of shares of Common Stock of Textron Inc. determined by a formula and valued as provided in the current Performance Share Unit Terms and Conditions (the “Terms and Conditions”) attached hereto. This award is governed by the Terms and Conditions and the Plan (available on the Administrator’s website), and is subject to the current Performance Share Unit Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto.

The Performance Period is the three (3) year period beginning on the first day of the fiscal year in which the PSUs are awarded. Separate performance measures will be established for each fiscal year within the Performance Period, and the performance measures for each fiscal year will apply to one third of the PSUs awarded for the Performance Period. The Committee has discretion to reduce the number of units earned relative to each fiscal year or for all three fiscal years in the Performance Period.

Performance measures for each fiscal year in the Performance Period will be established and communicated to you separately from this notice.

Except as otherwise provided in the Terms and Conditions, the cash value of all PSUs will be paid (to the extent earned) during the month of March following the end of the Performance Period. All PSUs, including PSUs earned based on annual performance in the first or second fiscal year of the Performance Period, remain subject to forfeiture until the end of the Performance Period as provided in the Terms and Conditions.

You must log into your account on the Administrator’s website to view the number of units awarded, as well as to accept your award. If you do not accept your award prior to the end of the Performance Period (or prior to the date your employment terminates for any reason, if earlier), your award will be forfeited. Although Textron has completed the steps necessary to grant you this award, you cannot receive any payment under the award unless you accept the award before the deadline.

By your acceptance of this award, you agree that this award is governed by the current Terms and Conditions attached hereto and the Plan, which is available on the Administrator’s website. In addition, you agree that this award is subject to the Non-Competition Agreement, attached hereto, the terms of which are fully incorporated herein. You acknowledge that you have read and understand these documents as they apply to your awards.

Please be sure to log into your account and accept your award as soon as possible to avoid the risk that your award will be forfeited for non-acceptance.

TEXTRON INC.

TEXTRON INC.

TEXTRON 2007 LONG-TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT

TERMS AND CONDITIONS

(3/2014)

1.                                    Award of Performance Share Units. Pursuant to the 2007 Long-Term Incentive Plan (the “Plan”), Textron has awarded to the executive Performance Share Units, subject to the Terms and Conditions set forth herein. The number of Performance Share Units payable under this award will be determined by Textron based on achievement of predefined performance measures or targets over each fiscal year in the Performance Period.

2.                                    Settlement. Each Performance Share Unit earned by the executive constitutes the right to receive cash equal to the fair market value of one share (a “Share”) of Common Stock of Textron Inc. Except as otherwise provided in Sections 3 (Termination of Employment) or 4 (Change of Control):

(a)                               The fair market value of a Share equals the average of the per-share closing prices of Textron’s Common Stock, as reported on the New York Stock Exchange, on the first ten trading days immediately following the end of the Performance Period; and

(b)                              Textron will pay the executive (or the executive’s estate in the event of the executive’s death prior to payment) the cash amount for the Performance Share Units earned by the executive during the month of March following the end of the Performance Period.

3.                                    Termination of Employment. If the executive’s employment with Textron and its Subsidiaries ends for any reason before the end of the Performance Period, the executive shall forfeit all outstanding Performance Share Units (including, but not limited to, Performance Share Units that have already been earned based on performance during a prior fiscal year), subject to the following:

(a)                               If the executive’s employment with Textron terminates for “Cause,” the executive shall forfeit all Performance Share Units (including, but not limited to, Performance Share Units that have already been earned based on annual performance during a fiscal year in the Performance Period).

(b)                              If the executive’s employment terminates (other than for Cause) after the executive has become eligible for Retirement, the executive will remain eligible to earn Performance Share Units (and receive payment for such Performance Share Units) as if the executive’s employment had not terminated (but subject to forfeiture in accordance with the Non-Competition Agreement); provided, however, that if the executive’s employment terminates within two years after a Change of Control, the payment schedule set forth in subsection (d), below, shall apply.

(c)                               If the executive becomes Disabled or dies before the end of the Performance Period (and while executive is eligible to earn Performance Share Units), Textron will make a cash payment to the executive (or, in the case of death, to the executive’s estate) within 30 days after the executive’s Disability or death or as soon as administratively feasible (i.e., after Textron is notified of

Performance Share Unit

Terms and Conditions

the Disability or death). Such cash payment shall equal the closing price for a Share, as reported on the New York Stock Exchange, on the first business day after the executive’s Disability or death, times the sum of (1) the Performance Share Units (if any) actually earned for any fiscal year that is completed before the executive’s Disability or death, and (2) a Pro-Rata Portion of the Performance Share Units that the executive would have earned for target performance for the fiscal year of the executive’s Disability or death (unless the Disability or death occurs on the last day of the fiscal year, in which case the number of Performance Share Units awarded would be the number actually earned). The amount payable shall not be adjusted for any delay caused by time needed to validate the executive’s status as Disabled or dead, or to authenticate a beneficiary.

(d)                             If, within two years after a Change of Control, the executive’s employment ends due to involuntary termination without Cause or resignation for Good Reason, the applicable Performance Period for the Performance Share Units shall end immediately. In such instance, Textron shall make a cash payment to the executive (or, in the case of death, to the executive’s estate) on the Six-Month Pay Date. Such cash payment shall equal the fair market value of the maximum number of Performance Share Units that can be earned based on actual performance for any fiscal year in the Performance Period that has ended and target performance for the rest of the Performance Period. For this purpose, fair market value of a Performance Share Unit shall equal the per-share closing price of Textron’s Common Stock (or the successor thereto) on the last business day of the last calendar month that ends before the Six-Month Pay Date; provided, however, that if it is not feasible to calculate the closing price as of the last business day of such month, the amount of cash shall be determined based on the last price available.

Note: Sale of a business unit usually does not constitute a Change of Control as defined in the Plan.

4.                                    Change of Control. If a Change of Control occurs, a successor to Textron shall either assume Textron’s obligations with respect to the Performance Share Units or replace this Performance Share Unit award with a cash or equity-based award that materially preserves the Performance Share Unit award’s value and incentive opportunity, and has vesting and payment schedules (including acceleration events) that are no less favorable to the executive than the schedules in effect immediately before the Change of Control. If this Performance Share Unit award is not assumed or replaced in accordance with the immediately preceding sentence, the Performance Share Units shall be fully vested, non-forfeitable, and payable at the level prescribed by Section 3(d), above (i.e., based on actual performance for any fiscal year that has ended and actual performance for the rest of the Performance Period), based on the Share value as of the Change of Control; provided that payment shall not be accelerated if accelerating payment would violate a requirement of Section 409A of the Internal Revenue Code.

5.                                    Corporate Changes. The number of Performance Share Units awarded to the executive hereunder shall be equitably adjusted in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, or any other corporate event affecting the Common Stock, as provided in the Plan, in order to preserve the benefits or potential benefits intended to be made available to the executive.

6.                                    No Right to Employment. Nothing in these Terms and Conditions shall confer upon the executive the right to continue in the employment of Textron or any Subsidiary or affect any right that Textron or any Subsidiary may have to terminate the employment of the executive.

Performance Share Unit

Terms and Conditions

7.                                    Non-Assignability of Performance Share Units. The Performance Share Units shall not be assignable or transferable by the executive, except to the extent expressly permitted by the Plan. Tax withholding with respect to any Performance Share Unit that is transferred or assigned shall be determined by Textron in accordance with applicable law (which may require the executive to pay taxes with respect to a transferred Performance Share Units).

8.                                    Voting and Dividends. The executive shall not have voting rights or the right to any dividends with respect to the Performance Share Units.

9.                                    Administration. In accordance with the Plan, the Board at any time may designate one or more officers or committees of Textron to act in place of the Committee in making certain determinations under the Plan.

10.                            Withholding Taxes: All payments with respect to Performance Share Units shall be subject to tax withholding. Textron shall have the right to withhold cash from any payment to the extent that Textron determines is necessary to satisfy any Federal, state and local withholding tax requirements.

11.                            Section 409A. The terms and conditions of the Performance Share Units shall be interpreted in a manner consistent with the intent to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code. For example, the phrase “as soon as practicable” and similar phrases with respect to payment dates shall be interpreted and administered consistent with the intent that, subject to the executive (or beneficiary) providing all required information, payment shall not be delayed beyond the latest date permitted by Section 409A. For purposes of Section 409A, each installment in any series of installment payments shall be treated as a separate payment.

12.                            Performance Share Units Subject to Plan. The Performance Share Units shall be subject to the terms and conditions of the Plan in all respects. In the case of Performance Share Units awarded under a long-term incentive plan other than the 2007 Long-Term Incentive Plan, the term “Plan” as used in these Terms and Conditions shall refer to the plan under which the Performance Share Units were awarded. Each term that is used but not defined herein shall have the meaning set forth in the Plan.

Performance Share Unit

Terms and Conditions

DEFINITIONS

“Cause”

“Cause” shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the executive which in any case is intended to result in his or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the executive with regard to Textron, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful and knowing violation by the executive of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the executive’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the executive of a written notice from Textron specifying the details thereof; or (vi) the executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the executive did not have actual knowledge of the actions or in actions creating the violation of the law or the executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)). No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the executive in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include direct and indirect subsidiaries of Textron, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change of Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

“Performance Period”

For the purposes of this award, the Performance Period means the period of three fiscal years identified in the Notice of Award.

“Retirement”

The executive is eligible for “Retirement” if the executive has attained age 55 and has 10 years of service, as recorded in Textron’s Human Resources Information System of record.

“Disability”

“Disability” shall mean the inability of the executive to engage in any substantial gainful activity due to injury, illness, disease, or bodily or mental infirmity which can be expected to result in death or is expected to be permanent, and which results in the executive’s being “disabled” within the meaning of Section 409A(a)(2)(C) of the Internal Revenue Code. An individual shall not be considered disabled unless executive furnishes proof of the existence thereof. Textron may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the executive (or his or her representatives) and Textron.

Performance Share Unit

Terms and Conditions

“Pro-Rata Portion”

“Pro-Rata Portion” shall mean the number of complete or partial months of the executive’s active service to Textron during the fiscal year divided by 12.

“Good Reason”

“Good Reason” shall mean the existence of one of the following conditions:

(a)       a material diminution in the executive’s base salary;

(b)      a material diminution in the executive’s authority, duties, responsibilities, or status (including offices, titles, and reporting requirements);

(c)       a material diminution in the authority, duties, responsibilities, or status of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

(d)     a material diminution in the budget over which the executive has authority;

(e)       a material change in the geographic location at which the executive must perform services;

(f)        a material change in the aggregate level of participation in any of Textron’s short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements;

(g)      failure, after a Change of Control, of a successor company to satisfy its obligations under Section 4 (Change of Control);

(h)       failure, after a Change of Control, of a successor company to assume the employer’s obligations under any agreement or letter pursuant to which the executive provides services (the “Employment Agreement”); or

(i)         any other action or inaction that constitutes a material breach by Textron (including its successor) or the executive’s employer of the executive’s Employment Agreement.

A resignation for Good Reason shall occur only if (x) the executive provides notice of the existence of a condition described in the preceding sentence within 90 days after the initial existence of the condition, (y) after receipt of the notice, Textron (or its successor) has a period of 30 days during which it may remedy the condition, and (z) the executive’s resignation is effective as soon as practicable after the end of the cure period described in the preceding clause (and no later than two years after the Change of Control).

“Six-Month Pay Date”

The Six-Month Pay Date is the earlier of (i) the first business day of the seventh month that starts after the executive’s termination of employment or (ii) a date determined by Textron that is within

Performance Share Unit

Terms and Conditions

90 days after the executive’s death or as soon as administratively feasible (i.e., after Textron is notified of the death).

“Termination of Employment”

“Termination of employment” shall mean “separation from service” within the meaning of Section 409A of the Internal Revenue Code.

Performance Share Unit

Terms and Conditions

TEXTRON INC.

PERFORMANCE SHARE UNIT NON-COMPETITION AGREEMENT

(3/2011)

You have been awarded Performance Share Units (“PSUs”) pursuant to the Textron 2007 Long-Term Incentive Plan (the “Plan”). Textron awards Performance Share Units to attract, retain and reward employees, to increase identification with Textron’s interests and the interests of Textron’s shareholders, and to provide incentive for remaining with and enhancing the value of Textron over the long-term. In consideration for awarding Performance Share Units to you, please acknowledge that you have read and agree to this Performance Share Unit Non-Competition Agreement.

Agreement regarding Your Performance Share Units

1.            Forfeiture of PSUs and required repayment if you engage in certain competitive activities

If at any time during the Performance Period (as defined in the Notice of Award of Performance Share Unit and Performance Share Unit Agreement) while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:

(a)             engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)             solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)              divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)            promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then your right to receive any payment in respect of Performance Share Units shall be forfeited effective the date you enter into such activity, and you will be required to repay Textron an amount equal to the value of any PSU paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

Performance Share Unit

Non-Competition Agreement

2.            Company’s business – For the purpose of this Agreement:

(a)       the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b)     the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

3.            Restricted Territory – For the purpose of this Agreement, the Restricted Territory shall be defined as and limited to:

(a)               the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)              all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.            Forfeiture of PSUs and required repayment if you engage in certain solicitation activities

If you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then your right to receive any payment in respect of PSUs shall be forfeited effective the date you enter into such activity and you will be required to repay Textron an amount equal to the value of any PSU paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

5.            Forfeiture of PSUs and required repayment if you disclose confidential information

You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers. If you directly or indirectly misappropriate any such trade secrets, then your right to receive any payment in respect of PSUs shall be forfeited effective the date you enter into such

Performance Share Unit

Non-Competition Agreement

activity and you will be required to repay Textron an amount equal to the value of any PSU paid to you from and after the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the date you engage in such activity, or at any time after such date.

6.            Organization and Compensation Committee Discretion

You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its delegate) determines in its sole discretion that such action is in the best interests of Textron.

7.            Severability

The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

Performance Share Unit

Non-Competition Agreement